Exhibit 10.94

ANESIVA, INC.

Lau, Yat Ming

WANBANG BIOPHARMACEUTICAL CO., LTD.

And

WANBANG ANESIVA (JIANGSU) BIOTECH CO., LTD.

TERMINATION AGREEMENT

July 3, 2009

This Termination Agreement (hereinafter the “Agreement”) is made and entered into as of July 3, 2009 by and among:

1.	Anesiva, Inc., (hereinafter “Anesiva”) a company incorporated under the laws of Delaware, the principal office of which is at 650 Gateway Boulevard, South San Francisco, California 94080, United States;

2.	Lau, Yat Ming, a Hong Kong citizen with ID number of H025782(8), whose address is at Flat A1807, King Lai Hse, Shan King Est, Tuen Men, New Territories, Hong Kong;

3.	Wanbang Biopharmaceutical Co., Ltd., (hereinafter “Wanbang”)?a joint stock company incorporated under the laws of the People’s Republic of China (hereinafter the “PRC”, for the purpose of this Agreement, exclusive of Taiwan, Hong Kong and Macau), the principal office of which is at No.6, Yangshan Road, Jinshanqiao Economic Development Zone, Xuzhou of Jiangsu Province, China;

4.	Wanbang Anesiva (Jiangsu) Biotech Co., Ltd., (hereinafter the “CJV”), a cooperative joint venture incorporated under the laws of the PRC, the principal office of which is at South Part of Dongshan, Jinshanqiao Economic Development Zone, Xuzhou of Jiangsu Province, China.

The foregoing parties collectively, the “Parties”, and each a “Party”.

RECITALS

Whereas, Anesiva, Lau, Yat Ming and Wangbang have entered into a Cooperative Joint Venture Contract (hereinafter the “CJV Contract”) on October 11, 2007 for the establishment of the CJV to produce the Zingo products, pursuant to which, (1) Anesiva owns 49% of the equity of the CJV, Lau, Yat Ming owns 1% and Wanbang owns the remaining 50%, (2) as the cooperation conditions, a technology license agreement, a supply agreement and a quality agreement will be entered into by and between the CJV and Anesiva, and (3) Anesiva, Lau, Yat Ming and Wanbang may mutually agree in writing to terminate the CJV Contract at any time;

Whereas, the CJV and Anesiva have entered into a Technology License Agreement (hereinafter the “License Agreement”) on August 6th, 2008, pursuant to which, Anesiva grants a non-sublicenseable, non-transferable and non-divisible license to the CJV within the PRC, to use the “Zingo” trademark and the patents set forth in the Exhibit A of the License Agreement solely to manufacture and export the Zingo Products defined in the License Agreement for purchase by Anesiva or other buyers approved in writing by Anesiva, and the License Agreement shall continue in effect until the expiration or termination of the CJV Contract or the Supply Agreement;

Whereas, the CJV and Anesiva have entered into a Quality Agreement on July 16th, 2008?which sets forth the quality standards and quality responsibilities for the Zingo Products defined in the Quality Agreement for purchase by Anesiva;

Whereas, Anesiva does not plan to supply Zingo Products or engage in any Zingo-related businesses any more in the future and plans to sell all the Zingo-related assets and businesses, including but without limitation, the United States market rights, the United States regulatory package and global intellectual property rights (hereinafter “Zingo Assets”), to any potential acquirer on a worldwide basis (hereinafter “Zingo Sale”);

Whereas, the Parties intend to dissolve and liquidate the CJV and terminate all rights and obligations under the CJV Contract, the License Agreement, the Quality Agreement and other any other agreements among Anesiva, Lau, Yat Ming, and Wanbang, or between Anesiva and the CJV (collectively referred to as “Original Agreements”).

Now therefore, upon mutual and amicable discussions and negotiations, the Parties have reached the following agreements:

1.	Termination

The Parties hereby mutually agree to terminate the Original Agreements and subject to the conditions set forth herein. All the terms and provisions in the Original Agreements shall be terminated with immediate effect upon the execution of this Agreement.

2.	Disposition of Assets

2.1	The Parties hereby acknowledge that Anesiva is entitled to conduct the Zingo Sale. Any Party, under any circumstance, shall not prohibit Anesiva from conducting the Zingo Sale.

2.2	The Parties hereto acknowledge and agree that all the assets of the CJV (including cash) shall belong to Wanbang and Lau, Yat Ming. Any Party, under any circumstance, shall not prohibit Wanbang from disposing of the assets of the CJV.

2.3	The Parties hereto acknowledge and agree that no party shall make any cash request or legal claim against other parti(es) of the CJV.

3.	Effect of Termination

3.1	Any and all antecedent rights, obligations, responsibilities and liabilities of the Parties under the Original Agreements shall be discharged and released immediately upon the execution of this Agreement, including but without limitation, capital contribution, cooperation conditions and responsibilities of Anesiva, Lau, Yat Ming, and Wanbang under the CJV Contract, license granted to the CJV by Anesiva under the License Agreement. The Parties hereby mutually acknowledge and agree that neither Party shall pay any indemnifications, compensations or remedies to other Parties with respect to the termination of each and all of the Original Agreements and the proposed Zingo Sale.

5.2	Anesiva, Lau, Yat Ming, and Wanbang covenant to provide all of the necessary assistance to enable the CJV to complete the legal process for the dissolution and liquidation of the CJV, including but not limited to, causing the directors appointed by them to pass and execute the board resolutions to dissolve and liquidate the CJV, establish the liquidation commission and approve the liquidation report.

4.	Confidentiality

The Parties agree and acknowledge that the contents of the Agreement, any oral or written information exchanged among them with respect to the Agreement and any information obtained due to the execution or performance of the Original Agreements are confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Parties neither Party shall disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor or other party regarding the Zingo Sale and the transaction contemplated hereunder, and such legal counsel or financial advisor or other party are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement.

5.	Governing Law and Dispute Resolution

The formation, validity, construction and the performance of the Agreement is governed by the laws of the PRC. In the event that any dispute among the Parties arising out of or relating to the Agreement cannot be settled amicably, any Party may submit such dispute to Hong Kong International Arbitration Centre (“HKIAC”) for arbitration pursuant to its applicable arbitration procedure and rules. The site of the arbitration shall be in Hong Kong. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

6.	Effective

Unless relevant laws or regulations stipulate otherwise, this Agreement shall become effective on the date (July 3, 2009) first above written.

7.	Language of the Agreement

This Agreement has been executed with four originals each in Chinese version and English version by the duly authorized representatives of the Parties. The parties agree that both Chinese version and English version are valid and equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.

8.	Severability

The invalidation of any provisions of this Agreement shall not affect the legal validity of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Termination Agreement as of the date first above written.

ANESIVA, INC.

BY:	/s/ Michael Kranda

Name:	Michael Kranda
Title:	President, CEO

Lau, Yat Ming

BY:	/s/ Lau, Yat Ming

WANBANG BIOPHARMACEUTICAL CO., LTD.

BY:	/s/ Li Xianlin

Name:	Li Xianlin
Title:	Chairman of the Board

WANBANG ANESIVA (JIANGSU) BIOTECH CO., LTD.

BY:	/s/ Li Xianlin

Name:	Li Xianlin
Title:	Chairman of the Board

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